Exhibit 10.25

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into on November 20, 2014, by and between Graham Hood, an individual (the “Executive”), and Neff Holdings LLC, a Delaware limited liability company, and any of its subsidiaries, parents (including upon the consummation of the Transactions (as hereinafter defined), Neff Corporation, a Delaware corporation (“Neff Corporation”)) and affiliates as may employ the Executive from time to time (collectively, and together with any successor thereto, the “Company”).

WHEREAS, the Company and the Executive are currently parties to that certain Employment Agreement, originally effective as of March 2007, as amended September 30, 2010 and May 10, 2013 (the “Prior Agreement”);

WHEREAS, it is contemplated that Neff Corporation will effect an initial public offering (the “Offering”) of shares of its Class A common stock (the “Common Stock”) and, pursuant to certain reorganization transactions, will become the parent of the Company (the Offering and such reorganization transactions, collectively, the “Transactions”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement as of the date of the consummation of the Transactions (the “Effective Date”) in order to consolidate all amendments of the Prior Agreement and to make certain additional changes as agreed to by the parties hereto (the “Parties”) in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Term.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company, upon the terms and subject to the conditions set forth herein, effective as of the Effective Date.  In the event that the Transactions are not consummated, this Agreement shall be void ab initio and the Prior Agreement shall remain in full force and effect in accordance with its terms.

Subject to the provisions for earlier termination set forth in Section 10, the initial term of employment under this Agreement shall be for a period of thirty-six (36) months commencing on the Effective Date and shall be automatically extended for additional one (1) year periods, unless one of the Parties shall give written notice to the other on or before the date which is six (6) months prior to the expiration of the then-current term of the Agreement of such Party’s election not to so extend this Agreement (the original 36-month term, the “Initial Term”, and the Initial Term as it may be extended, the “Term”).  For the avoidance of doubt, non-extension of the Initial Term or any extended Term by either Party shall not constitute termination by the Company without Cause or constitute Good Reason.

2.             Employment.

(a)           The Executive shall be employed as the Chief Executive Officer of the Company and its Subsidiaries (the “CEO”).  The Executive shall perform the duties and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.  The Executive shall serve on, and report directly to the Board of Directors of Neff Corporation (the “Board”).  Upon the Effective Date, the Executive shall be appointed to the Board.  The Company shall nominate the Executive for appointment to the Board each year during the Term for so long as he serves as the CEO.

(b)           During the Term, the Executive shall faithfully and diligently endeavor to promote the business and best interests of the Company.  Notwithstanding any other provision of this Agreement to the contrary, the Executive may also devote time to other business, personal and other pursuits so long as such pursuits do not materially interfere with his performance of his duties under this Agreement and do not conflict with his obligations under Sections 12 and 15.  The Executive may, at his discretion, provide the services hereunder either at the Company’s offices or from a location other than the Company’s offices.

3.             Base Salary.  The Company agrees to pay or cause to be paid to the Executive during the Term of this Agreement a base salary (the “Base Salary”) at the rate of $500,000 per annum.  The Board may, in its discretion, increase the rate of Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Base Salary” hereunder.  Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its senior executives.

4.             Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus award in respect of each calendar year during the Term (the “Annual Bonus”).  The target Annual Bonus for 2015 shall be 80% of the Base Salary.  The target Annual Bonus for each calendar year during the Term after 2015 shall be not less than 50% of the Base Salary.  For the avoidance of doubt, the Annual Bonus shall not include any special or non-recurring bonuses payable to the Executive, including any such bonuses payable under the Company’s 2014 Management Special Bonus Plan, Amended and Restated Sale Transaction Bonus Plan or 2014 Incentive Bonus Plan.  The Annual Bonus may be payable pursuant to one or more incentive plans established by the Company.  Such Annual Bonus shall be paid to the Executive at such time as annual bonuses are paid to other executive employees of the Company, but in no event later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates.

5.             [RESERVED]

6.             Employee Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation all pension, retirement, 401(k), profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans.  The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to other key executives of the Company generally.

7.             Executive Benefits.  During the Term, the Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company, including, but not limited to, the Company’s equity incentive plan(s), and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans.  Unless otherwise provided herein, or in the terms of such executive benefit or incentive compensation plans, the Executive’s participation in such plans shall be on substantially the same basis and terms as other key executives of the Company, but (except with respect to any equity incentive or stock option plans) in no event on a basis less favorable in terms of benefit levels or reward opportunities applicable to the Executive as of the Effective Date.  No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

8.             Other Benefits.

(a)           Fringe Benefits and Perquisites.  The Executive shall be entitled to receive all fringe benefits and perquisites generally made available by the Company to key executives.

(b)           Expenses.  The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder in accordance with the Company’s applicable expense reimbursement policies and procedures.

9.             Vacation and Sick Leave.  The Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, in accordance with the following:

(a)           During the Term, the Executive shall be entitled to annual vacation in any calendar year of four weeks, to be taken in accordance with the policies as periodically established by the Company.

(b)           The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

10.          Termination.  The Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Disability.  The Company may terminate the Executive’s employment after having established the Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.  A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company, which physician’s determination as to Disability shall be made within 10 days of the request therefor and shall be binding on all parties; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, which third physician’s determination as to Disability shall be binding on all parties.  The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Executive’s Disability, the Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

(b)           Cause.  The Company may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall be deemed to have terminated the Executive’s employment for “Cause” in the event that the Executive’s employment is terminated for any of the following reasons: (i) the Executive’s commission of an act of fraud, intentional misrepresentation against the Company or willful misconduct or an act of embezzlement, misappropriation, or conversion of assets of the Company; (ii) the Executive’s dishonesty or willful misconduct in the performance of duties hereunder or breach of fiduciary duty against the Company; (iii) the Executive’s failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board consistent with the terms of this Agreement; (iv) the Executive’s conviction, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, or other willful violation of any law, rule or regulation in connection with the performance of duties hereunder (other than traffic violations or similar offenses); or the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; provided, however, that notwithstanding the foregoing, the Company shall provide the Executive with written notice and a ten (10) business day period to cure the event or failure constituting Cause, to the extent that such event or failure is able to be cured.

(c)           Good Reason.  The Executive may terminate his employment for “Good Reason.”  For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in this Section 10(c) (provided that the Executive notifies the Company in writing of such event within ten (10) business days following the occurrence thereof):

(i)            the nature of Executive’s duties or the scope of Executive’s responsibilities as provided in Section 2(a) above is materially modified by the Company without Executive’s written consent where such material modification constitutes a demotion of Executive or a substantial reduction in Executive’s responsibilities;

(ii)           a reduction in the Executive’s Base Salary as provided in Section 3 or a reduction of the Executive’s target Annual Bonus opportunity as provided in Section 4;

(iii)          any material breach by the Company of any provision of this Agreement that has not been cured within thirty (30) days following receipt by the Company of written notice thereof from the Executive specifically identifying such material breach;

(iv)          in connection with any Change in Control, (A) the purchaser does not assume the severance provisions set forth in Section 11 (including corresponding definitions) (or substitute substantially identical severance provisions) with respect to the Executive and (B) the Executive does not accept employment with such purchaser in connection with the Change in Control;

(v)           the Company requires the Executive’s principal business office to be at any office located more than twenty five (25) miles from the office where the Executive is currently based without the Executive’s consent; or

(vi)          failure of the Executive to be nominated for election to the Board or to report directly to the Board as provided in Section 2(b) or a reduction in the Executive’s title as provided in Section 2(a) without the Executive’s consent.

Notwithstanding the foregoing, Good Reason shall not include an event or condition unless (A) the Executive provides the Company with at least thirty (30) days’ prior written notice of his intent to resign for Good Reason, (B) the Company has not remedied the alleged event or condition within such thirty (30)-day period and (C) the Termination Date occurs no later than two (2) years following the occurrence of such event or condition.

The Executive’s right to terminate his employment pursuant to this Section 10(c) shall not be affected by his incapacity due to the Executive’s Disability if such Disability occurs after the event or condition giving rise to Executive’s right to terminate his employment pursuant to this Section 10(c).

(d)           Resignation.  The Executive may terminate his employment with the Company for any reason or no reason.

(e)           Change in Control Definition.  For purposes of this Agreement, a “Change in Control” shall mean a change in ownership or control of Neff Corporation or Neff Holdings, LLC effected through a transaction or series of transactions (other than an offering of common stock or units to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Neff Corporation, Neff Holdings, LLC, any of their respective subsidiaries, Wayzata Investment Partners LLC, a Delaware limited liability company (“Wayzata”) or any funds managed by Wayzata, any employee benefit plan maintained by Neff Corporation or Neff Holdings, LLC or any of their respective subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Neff Corporation, Neff Holdings, LLC or Wayzata), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Neff Corporation or Neff Holdings, LLC possessing more than fifty percent (50%) of the total combined voting power of Neff Corporation’s or Neff Holdings, LLC’s securities outstanding immediately after such acquisition.  Neither the consummation of any of the Transactions nor any action taken by (or omission of) Neff Corporation or Neff Holdings, LLC on or prior to the Effective Date in connection with the Transactions shall (x) constitute a Change in Control, (y) provide grounds for finding that a Change in Control occurred or otherwise exists or (z) establish any element of a Change in Control.

(f)            Notice of Termination.  Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(g)           Termination Date, Etc.  “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i)            If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Executive, provided that the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

(ii)           If the Executive’s employment is terminated by the Executive (whether or not for Good Reason), the date specified in the Notice of Termination shall not be less than sixty (60) days from the date the Notice of Termination is given to the Company.

11.          Compensation Upon Termination.  Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the following benefits:

(a)           If the Executive’s employment is terminated during the Term, by the Company for Cause or by the Executive (other than for Good Reason), or as a result of non-extension of the Term pursuant to Section 1, the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) accrued vacation pay, (iv) any earned but unpaid

Annual Bonuses for any year completed prior to the date of such termination, and (v) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”).

(b)           If the Executive’s employment with the Company is terminated during the Term by reason of his death or Disability, then, in addition to Accrued Compensation, the Company shall provide Executive with benefits or payments under any applicable disability or life insurance benefit plans, programs or arrangements maintained by the Company, which benefits shall be provided and amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c)           If the Executive’s employment by the Company shall be terminated during the Term (regardless of whether notice of non-renewal has been given) (1) by the Company other than for Cause, death or Disability or (2) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided below:

(i)            the Company shall pay the Executive (A) all Accrued Compensation and (B) if the Executive would have earned the Annual Bonus for the fiscal year in which the Executive’s employment terminates had his employment not been so terminated, a pro rata portion of such Annual Bonus based on the number of days the Company employed the Executive during such fiscal year;

(ii)           the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in twenty-four (24) monthly installments beginning on the payroll coincident with or immediately following the Termination Date, but delayed as required pursuant to Sections 11(h) and 11(j), payable in accordance with the Company’s payroll procedures and subject to applicable withholding, an aggregate amount in cash equal to two (2) times the sum of (A) Executive’s Base Salary as in effect on the Termination Date, and (B) the highest Annual Bonus paid to Executive with respect to any of the three (3) calendar years preceding the year in which the Termination Date occurred; and

(iii)          for a period beginning on the Termination Date and ending on the earlier of (A) the second anniversary of the Termination Date and (B) the date on which the Executive violates any restrictive covenant set forth in Section 12 or Section 15 hereof, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Executive at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, the benefits provided to the Executive at the time of the Change in Control, if greater).  The benefits provided in this Section 11(c)(iii) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, at the time of the Change in Control if more favorable to the Executive).  Notwithstanding the foregoing, the Company shall not have any obligation to continue such benefits if as a consequence of such continuation the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in such case, in lieu of such continued provision of benefits, the Company may in its sole discretion provide that (1) the Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the continued benefits that would otherwise have been provided (determined in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) for such month and (2) within thirty (30) days of such premium payment, the Company shall reimburse the Executive in cash (less required withholding) an amount equal to the excess of (x) such full premium cost over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder.  This Section 11(c)(iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(d)           The amounts provided for in Sections 11(a) and 11(c)(i)(A) shall be paid as soon as reasonably practicable after the Executive’s Termination Date (and in no event later than 30 days after the Termination Date occurs). The amount provided for in Section 11(c)(i)(B) shall be paid at the same time as annual bonuses are paid to active executive employees of the Company for such calendar year.

(e)           [RESERVED]

(f)            Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A of the Internal Revenue Code (the “Code”), this Agreement shall incorporate the terms and conditions required so as to avoid taxation under Code Section 409A(a)(l).  Notwithstanding any other provision of this Agreement to the contrary, to the extent applicable, this Agreement shall be interpreted so as not to subject any payment to tax under Code Section 409A(a)(1) in accordance with Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Guidance”), provided that no such interpretation shall result in the payment of amounts less than the aggregate amounts the Executive is otherwise entitled to receive under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to tax under Code Section 409A(a)(l) pursuant to the Guidance or otherwise, the Company may (but shall not be required to) adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to exempt the compensation and benefits payable under this Agreement from tax under Section 409A(a)(l) of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, provided that no such interpretation shall result in the payment of amounts less than the aggregate amounts the Executive is otherwise entitled to receive under this Agreement.

(g)           In the event that the Executive breaches any of the covenants, terms or provisions of Section 12 or Section 15 hereof, without limiting any other rights that the Company may have, the Company’s obligation to provide payments and benefits as set forth in Sections 11(c)(i)(B) and 11(c)(ii)-

(iii) shall immediately terminate (without any further action on the part of, or notice to, either of the parties hereto or any other person or entity).

(h)           Any and all amounts payable and benefits or additional rights provided pursuant to Section 11 beyond the Accrued Compensation shall be expressly conditioned upon Executive executing and delivering to the Company a written general release of claims in favor of the Company, substantially in the form attached hereto as Appendix A (the “General Release”), and shall only be payable or provided if Executive executes, delivers to the Company and does not revoke the General Release within sixty (60) days following the Termination Date.  Notwithstanding anything to the contrary herein, such payments or benefits shall not be paid or provided until the payroll immediately following the date the General Release is executed, delivered to the Company and no longer subject to revocation, with the first such payment being in an amount equal to the sum of (i) the amounts to which Executive would otherwise have been entitled pursuant to Sections 11(c)(i)(B) and 11(c)(ii) during such deferral period if such deferral had not been required and (ii) the amounts paid by the Executive for benefits during such deferral period that otherwise would have been provided or reimbursed by the Company pursuant to Section 11(c)(iii) if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall only be paid or provided, or begin to be paid or provided, on the sixtieth (60th) day following the Termination Date (or on any later date required pursuant to Section 11(j)) (and then only if the General Release is executed, delivered to the Company and no longer subject to revocation by such date), and if such payments are required to be so deferred, the first payment shall be in an amount equal to the sum of (A) the amounts to which Executive would otherwise have been entitled pursuant to Section 11(c)(i)(B) and 11(c)(ii) during such deferral period if such deferral had not been required and (B) the amount paid by Executive for benefits during such deferral period that otherwise would have been provided or reimbursed by the Company pursuant to Section 11(c)(iii) if such deferral had not been required.

(i)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code.

(j)            Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s termination of employment to be a “specified employee” for purposes of Section 409A of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder is required in order to avoid a prohibited distribution under Section 409A of the Code, such portion of the Executive’s payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or Executive’s estate or beneficiaries), and any remaining payments and benefits due hereunder shall be paid as otherwise provided herein.

(k)           To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A of the Code, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(l)            For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(m)          Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Base Salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s termination of employment, the payments of such Base Salary or other compensation shall be made in monthly installments.

(n)           The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder.

12.          Non-Disparagement.  In addition, the Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time, except in connection with any proceeding, action, or investigation (a) relating to this Agreement or any other agreement to which the Executive is a party, (b) relating to his employment with the Company, (c) in defense of any claim made against the Executive or (d) if compelled to testify by any court or other governmental entity having jurisdiction over the Executive or the Company.

13.          Indemnification.

(a)           General.  The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company or any subsidiary thereof or is or was serving at the request of the Company or any subsidiary thereof as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law (assuming, for purposes of this Section 13, that the Company is a Delaware corporation), as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators; provided, however, that the Executive shall not be so indemnified for any Proceeding which shall have been finally adjudicated to have arisen out of or been based upon his willful misconduct, bad faith, gross negligence or reckless disregard of duty or his failure to act in good faith in the reasonable belief that his action was in the best interests of the Company.  For the avoidance of doubt, the Executive and the Company hereby acknowledge and agree that, notwithstanding any other provision hereof, this Section 13 shall not apply with respect to any dispute, claim or controversy arising under or relating to this Agreement.

(b)           Expenses.  As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)           Enforcement.  If a claim or request for indemnification under this Section 13 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit.  All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law (assuming, for purposes of this Section 13, that the Company is a Delaware corporation).

(d)           Partial Indemnification.  If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which Executive is entitled.

(e)           Advances of Expenses.  Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses and upon the Executive’s delivery of an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification.

(f)            Notice of Claim.  The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement, but the failure of the Executive to give such notice shall not relieve the Company of any liability the Company may have to the Executive except to the extent that the Company is materially prejudiced thereby.  In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such time and places as are convenient for the Executive.

(g)           Defense of Claim.  With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)            The Company will be entitled to participate therein at its own expense;

(ii)           Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive.  The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(iii)          The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner which would not include a full and unconditional release of the Executive without the

Executive’s prior written consent.  Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)           Non-exclusivity.  The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or otherwise.

(i)            D&O Insurance.  No later than the Effective Date, the Company shall obtain and at all times during the Term maintain, and shall cause Neff Corporation to maintain, a directors’ and officers’ insurance policy covering the Executive.

14.          Successors and Assigns.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  In connection with any Change in Control, the Company shall further require any successor or assign to expressly agree to pay all legal fees and related expenses incurred by the Executive following such Change is Control as they become due as result of (i) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement.  The term “the Company” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

(c)           Within ten (10) days after the Effective Date, the Company shall cause Neff Corporation to become a party to this Employment Agreement and to co-employ the Executive.

15.          Covenant Not to Compete.

(a)           The Executive acknowledges and agrees that: (i) it is essential to the success of the Company that the Company be protected by non-competition agreements of the type set forth below; (ii) the Company would suffer significant and irreparable harm from the Executive competing with the business of the Company for a period of time during or after the termination of Executive’s employment with the Company; and (iii) in the course of Executive’s employment with the Company, Executive will be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company, and has been and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company, and Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company has invested and will continue to invest substantial time, effort and expense and which represent a significant component of the value of the Company.  In recognition of all of the foregoing and in consideration for the compensation and benefits provided hereunder, the Executive agrees that during the period beginning on the Effective Date and ending on the second anniversary following the termination of Executive’s employment with the Company for any reason (the “Non-Compete Term”) the Executive shall not:

(i)            Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any Person that engages in a Competing Business.  “Competing Business” shall mean any business which rents construction or industrial equipment and any other business in which the Company is engaging, or in which the Company has taken concrete and significant steps towards engaging, at the time of the Executive’s termination of employment, in each case in the geographic areas in which the Company operates or has taken significant steps towards operating; provided, however, that notwithstanding the foregoing, the Executive may make passive investments in up to 5% of the outstanding publicly traded equity of an entity which operates a Competing Business.  In addition, notwithstanding the foregoing, the Executive shall not be deemed to violate this covenant if he has a role with a Person that engages in a Competing Business if his role is limited to the departments, divisions, affiliates, subsidiaries or other units of such Person that do not engage in the Competing Business.

(ii)           Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, an employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing such employee away from the employ of the Company or any of its subsidiaries.  Notwithstanding the foregoing, a general advertisement (whether in print or other medium) not specifically targeted at the Company’s employees shall not violate this Section 15(a), provided that the Executive does not, directly or indirectly, encourage a response to such general advertisement.

(iii)          Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, a customer or supplier of the Company or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or (B) in any way interfering with the relationship between such Person and the Company.

Notwithstanding anything herein to the contrary, if the Company fails to make any payment to the Executive required under Section 11(c) within ten (10) days after the Executive delivers written notice to the Company of such failure, the Non-Compete Term shall terminate automatically for all purposes hereunder upon the expiration of such ten (10) day period.

(b)           In addition to the foregoing, the Executive shall not make any Unauthorized Disclosure.  For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by the Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers or methods of distribution); provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this provision).

(c)           Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees: (i) that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, may be enforced by the Company in the event of the breach or threatened breach by the Executive, by injunctions and/or restraining orders; and (ii) that in the event any material breach by the Executive of any of the covenants of Section 15(a) or any intentional material breach by the Executive of any of the covenants of Section 15(b) occurs while the Executive is receiving payments or benefits under any of Sections 11(c)(i)(B) or 11(c)(ii)-(iii), the Company’s obligation to provide payments and benefits thereunder shall immediately terminate (without any further action on the part of, or notice to, either of the Parties or any other person or entity), and the Executive must repay all amounts previously received from the Company under Sections 11(c)(i)(B) and 11(c)(ii) and all amounts received, if any, from the Company, Neff Corporation or any of their respective Subsidiaries with respect to the purchase of shares of stock or limited liability company interests of the Company or any of its direct or indirect parent or subsidiary entities from the Executive in connection with the termination of the Executive’s employment with the Company.  For the avoidance of doubt, no amounts received by the Executive prior to the Effective Date are subject to foregoing clawback provision.

(d)           The covenants in this Section 15 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(e)           All of the covenants in this Section 15 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the period following the termination of the Executive’s employment with the Company during which the agreements and covenants of the Executive made in this Section 15 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 15.

(f)            Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 15 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 15 hereof shall be the maximum time permitted by law.

16.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of an executive officer of the Company other than the Chief Executive Officer and the President.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

17.          Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

18.          Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

19.          Survival.  The agreements and obligations of the Company and the Executive made in Sections 11, 12, 13, 14, 15, 17, 18 and 19 of this Agreement shall survive the expiration or termination of this Agreement; provided, that, for the avoidance of doubt, the Parties acknowledge and agree that any Company obligations pursuant to Section 11 shall only so survive to the extent that a termination of the Executive’s employment giving rise to an obligation of the Company under Section 11 occurs prior to the expiration of the Term.

20.          Federal Income Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

21.          Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

22.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to the conflict of law principles thereof.  If the Company and the Executive are involved in a court or other legal proceeding, including any proceeding to enforce the covenants contained in Section 15, the losing party in such proceeding shall be liable for the payment of reasonable attorneys’ fees, costs and ancillary expenses incurred by the prevailing party in such proceeding in enforcing, defending, settling or prosecuting such proceeding, whether incurred before or after demand or commencement of such proceeding, provided such fees, costs and ancillary expenses are determined by, and set forth in, a final order of a court of competent jurisdiction.

23.          Jurisdiction and Venue.  Each of the parties to this Agreement hereby (a) consents to personal jurisdiction in any suit, claim, action or proceeding relating to or arising under this Agreement which is brought in any local or federal court in the State of Florida, (b) consents to service of process upon such party in the manner set forth in Section 16 hereof, and (c) waives any objection such party may have to venue in any such Florida court or to any claim that any such Florida court is an inconvenient forum.

24.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

25.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including the Prior Agreement if the Effective Date occurs.  For the avoidance of doubt, this Agreement shall have no effect on the Second Amended and Restated Limited Liability Company Agreement of Neff Holdings LLC, the Tax Receivable Agreement by and among Neff Corporation and certain members of Neff Holdings LLC, each dated the Effective Date, or the terms of any cash or equity plan of the Company (including options to purchase limited liability company interests of Neff Holdings LLC) in effect on or prior to the Effective Date (except as provided in Section 26).

26.          Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively, the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then the Executive will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Company Payments.  Any determination required under this Section 26 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section 26, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction of the Company Payments pursuant to this Section 26, such reduction shall occur in the following order: (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus, (B) any other cash amount payable to the Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

NEFF HOLDINGS LLC

By:	/s/ MARK IRION
Name:	Mark Irion
Title:	Chief Financial Officer

EXECUTIVE

/s/ GRAHAM HOOD
Graham Hood

APPENDIX A

Release and Waiver of Claims

1.             In consideration for the payments provided for under the Amended and Restated Employment Agreement between me, Graham Hood, and Neff Holdings LLC dated [           ], 2014 (the “A&R Employment Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release Neff Holdings LLC, Neff Corporation (which terms shall be deemed to include such entities and all subsidiary, parent and affiliated and successor companies of either such entity and any other entity in which Neff Corporation, Neff Holdings LLC or any of their respective subsidiaries, parents or affiliates has an equity interest in excess of ten percent (10%)), their respective predecessors and successors and all of their respective past and/or present officers, directors, partners, shareholders, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with any Company Releasee; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with any Company Releasee occurring or existing up to the date this Release is signed; and (d) any equity or stock plans of any Company Releasee, in each case, subject to the provisions of paragraph 3 of this Release, below (such released claims are collectively referred to herein as the “Released Claims”).

2.             The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise and (ii) any claims for wrongful discharge breach of contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.             Notwithstanding anything herein to the contrary, the Released Claims shall not include, and nothing herein shall impair, any (a) vested benefits which I hold under any Neff Corporation or subsidiary pension, equity or welfare benefit plan, (b) rights or obligations under Neff Holdings, LLC’s Second Amended and Restated Limited Liability Company Agreement, the Tax Receivable Agreement by and among Neff Corporation and certain members of Neff Holdings, LLC, in each case, as may be amended, restated or otherwise modified from time to time, and vested equity awards to purchase limited liability company interests of Neff Holdings, LLC or shares of Class A common stock of Neff Corporation, (c) rights to receive the payments and benefits promised me under the A&R Employment Agreement or other rights thereunder, or (d) and claims to indemnification under any governing documents of Neff Corporation, Neff Holdings, LLC or any of their subsidiaries or any rights under any insurance policy relating to my employment (including any directors and officers liability insurance).

4.             Except as provided in Section 3 above, I expressly understand and agree that the obligations of the Company as set forth in the A&R Employment Agreement are in lieu of any and all other amounts which I might be, am now, or may become, entitled to receive from any Company Releasee upon any claim released herein and, without limiting the generality of the foregoing (and except as otherwise provided in paragraph 3 of this Release), I expressly waive any right or claim that I may have or assert with respect to any employment, benefit, compensatory or equity arrangement with any Company Releasee, and any damages and/or attorney’s fees and costs.

5.             To ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any and all rights of Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

In addition, to ensure that the provisions of this Release are fully enforceable in accordance with its terms, I agree to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all states, or any foreign jurisdiction.

6.             I represent that I have read carefully and fully understand the terms of this Release and that I have been advised by this writing to consult with an attorney and further have had the opportunity to consult with an attorney prior to signing this Release.  I further acknowledge that I fully understand the Release that I am signing.  I acknowledge that I am signing this Release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release.  I acknowledge that I have been given at least twenty-one (21) days to consider whether I want to sign this Release.

7.             I acknowledge that the federal Age Discrimination in Employment Act gives me the right to revoke this Release within seven (7) days after it is signed by me.  I further acknowledge that I will not receive any payments or benefits due to me under the Employment Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if l have not revoked this Release.  To the extent I have executed this Release within less than twenty-one (21) days after its delivery to me, I hereby acknowledge that my decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

[Continued on next page]

This Release shall take effect on the first business day following the expiration of the Revocation Period, provided this Release has not been revoked by me as provided above, during such Revocation Period.

Graham Hood

Date: